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Frontier Announces
Republic Airways Holdings as Winner of Auction

DENVER (Aug. 13, 2009) – Frontier Airlines Holdings, Inc. (OTCBB: FRNTQ) today announced that Republic Airways Holdings, Inc. (NASDAQ: RJET) has been declared the winning bidder in the auction to acquire Frontier.  The auction was conducted under procedures established in Frontier’s Chapter 11 bankruptcy cases.

Republic submitted the highest and best bid, which included substantial improvements from its original investment proposal.  Republic waived virtually all conditions precedent to closing and has advised Frontier that it yesterday received Hart-Scott- Rodino antitrust clearance for the transaction.  Republic also agreed to waive distributions on its $150 million prepetition unsecured claim, which is expected to result in a 94 percent increase in the distribution to Frontier’s general unsecured creditors. The selection of Republic’s bid was made in consultation with the Creditors’ Committee appointed in Frontier’s Bankruptcy Case.

“We appreciate the participation of both Republic and Southwest Airlines in our auction process,” said Frontier President and Chief Executive Officer Sean Menke. “We are pleased to have Republic as a plan sponsor that will allow Frontier to emerge from bankruptcy as a well-financed, competitive and sustainable airline.  This plan provides for Frontier and Lynx to maintain normal operations as a subsidiary of Republic, with further capital and growth opportunities in the future.  This is also great news because it is expected to preserve the jobs of most Frontier employees, who have worked tirelessly to further build our unique brand and deliver outstanding service to our customers.  I would be remiss if I didn’t mention my 5,000 plus team members.  Today’s announcement is the beginning of a wonderful new chapter for this proud organization and would not have happened without the hard work, dedication and sacrifice of them all.”

“I look forward to welcoming Frontier to our Republic family,” said Bryan Bedford, Chairman, President and CEO of Republic.  “Frontier has made impressive strides in returning to sustained profitability in a challenging and uncertain economic environment.  We congratulate the employees of Frontier.  Their commitment and perseverance during the bankruptcy process has allowed the Frontier brand to survive and thrive.”

Frontier’s unsecured creditors will continue voting on Frontier’s current proposed Plan of Reorganization, which is premised on a Republic acquisition.  Pursuant to its investment agreement, Republic has agreed to purchase 100 percent of the stock of Frontier Holdings upon its emergence from bankruptcy for $108.75 million, so long as certain conditions are met. Frontier Airlines Holdings would become a wholly-owned subsidiary of Republic, an airline holding company that owns Chautauqua Airlines, Midwest Airlines, Mokulele Airlines, Republic Airlines and Shuttle America.

Frontier currently expects to emerge from Chapter 11 this autumn.

Frontier and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 10, 2008. More information about Frontier’s Chapter 11 proceedings is available at FrontierAirlines.com/restructure. Court filings and claims information are available at frontier-restructuring.com.

Davis Polk & Wardwell LLP and Seabury Group LLC are advising Frontier in its restructuring.

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 16th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In addition, Frontier and AirTran Airways operate a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares, aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: http://www.FrontierAirlines.com/